Exhibit 99.1

Orient Paper Declares Fourth Quarter 2012 Dividend of $0.0125 per Share

Baoding, China, December 6, 2012 – Orient Paper, Inc. (“Orient Paper” or the “Company”) (NYSE MKT: ONP), a leading manufacturer and distributor of diversified paper products in northern China, today announced that its Board of Directors declared another quarterly cash dividend of $0.0125 per share. The dividend is payable on December 31, 2012 to shareholders of record as of the close of business of December 17, 2012.

“The Company’s goal is to generate long-term shareholder value and we are pleased to announce our third consecutive cash dividend,” said Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper.

“Although our Company is currently in expansion mode and we are also making plans to enter into the household/tissue paper, the Board of Directors is committed to implement a regular dividend payout policy to reward the support from all shareholders, as long as our cash flow permits.”

“We believe the worst period may be over for the paper industry and we are cautiously optimistic of improved market conditions for 2013,” added Mr. Liu.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.
E: ir@orientpaperinc.com